UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2020

NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3560 Lenox Road, Suite 2000, Atlanta, Georgia		30326
(Address of principal executive offices)		(Zip Code)

(404) 760-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01    Completion of Acquisition or Disposition of Assets.
As previously disclosed, on July 26, 2018, Novelis Inc. (the “Company”), Aleris Corporation (the “Target”), Novelis Acquisitions LLC, an indirect wholly owned subsidiary of the Company (“Merger Sub”), and OCM Opportunities ALS Holdings, L.P., solely as representative for the stockholders, the optionholders and the RSU holders of the Target), entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Target (the “Merger”). On April 14, 2020, the Merger closed, pursuant to the terms of the Merger Agreement. The aggregate purchase price of the Merger was approximately $775,000,000 in cash, including customary purchase price adjustments. In addition, the purchase price includes up to $50 million in earn-out consideration, a portion of which was paid at the closing.  In addition, the Company caused substantially all of the Target’s indebtedness for borrowed money, except for indebtedness of Target’s Chinese subsidiaries, to be repaid or otherwise discharged in full at the closing.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 26, 2018, and is incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement     of a Registrant.
On April 14, 2020, Novelis Holdings Inc, the parent company of Merger Sub, borrowed $1.1 billion under its short term credit agreement (the “Short Term Credit Agreement”) and Merger Sub borrowed incremental term loans equal to $775 million under the Company’s existing secured term loan credit agreement (the “Amended Secured Term Loan Credit Agreement”) to fund the Merger and the repayment of a portion of indebtedness of the Target and its subsidiaries as well as fees and expenses related to the proposed acquisition, the incremental term loans, and the short term loans.
The short term loans will mature on April 14, 2021, which is the first anniversary of the date on which they were borrowed, will not be subject to any amortization payments, and will accrue interest at LIBOR (as defined in the Short Term Credit Agreement) plus 0.95%. The Short Term Credit Agreement contains voluntary prepayment provisions, affirmative and negative covenants and events of default substantially similar to those under the Amended Secured Term Loan Credit Agreement, other than changes to reflect the unsecured nature of the short term loans. The Company is required to apply the net cash proceeds we receive from any debt and equity raised on or after the borrowing date to repay the short term loans, incremental term loans and existing term loans on a pro rata basis, subject to certain exceptions. We are required to apply the net cash proceeds we receive on or after the borrowing date from asset sales required by regulatory approvals related to the proposed acquisition of Aleris to repay the short term loans, the incremental term loans and the existing term loans on a pro rata basis, subject to certain reinvestment rights and exceptions. We are required to apply the net cash proceeds we receive from any other asset sales, casualty losses, or condemnations on or after the borrowing date to repay short term loans, subject to certain reinvestment rights and exceptions, but only to the extent any funds remain after making any mandatory prepayments owed under the Amended Secured Term Loan Credit Agreement and the agreement governing our ABL Revolver. The short term loans are unsecured and guaranteed by the Company’s direct parent, AV Metals Inc., the Company and the same subsidiaries of the Company that have provided guarantees under the Amended Secured Term Loan Credit Agreement and the agreement governing our ABL Revolver.
The incremental term loans will mature on April 14, 2025, which is the fifth anniversary of the date on which they were borrowed, subject to 0.25% quarterly amortization payments. The incremental term loans will accrue interest at LIBOR (as defined in the Amended Secured Term Loan Credit Agreement) plus 1.75%. The incremental term loans are subject to the same voluntary and mandatory prepayment provisions, affirmative and negative covenants and events of default as those applicable to the existing term loans outstanding under the Amended Secured Term Loan Credit Agreement. The incremental term loans are guaranteed by the same entities that have provided guarantees under the existing term loans and are secured on a pari passu basis with our existing term loans by security interests in substantially all of the assets of the Company and the guarantors, subject to our existing intercreditor agreement.
Item 7.01    Regulation FD Disclosure.

On April 14 2020, the Company issued a press release announcing the closing of the Merger, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.
The information set forth in this Item 7.01 and the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
Item 9.01    Financial Statements and Exhibits.
(a)Financial Statements of Businesses Acquired
The financial statements required to be filed by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.
(b)    Pro Forma Financial Information
The pro forma financial information required to be filed by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated April 14, 2020.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NOVELIS INC.
Date: April 14, 2020                By:    /s/ Christopher Courts
Name:        Christopher Courts

Title:	Interim General Counsel, Corporate Secretary and Compliance Officer